Exhibit 15.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
Sysco Corporation
     We have reviewed the consolidated balance sheets of Sysco Corporation (a Delaware Corporation) and subsidiaries (“the Company”) as of March 28, 2009 and March 29, 2008, the related consolidated results of operations and statements of comprehensive income for the thirteen week and thirty-nine week periods ended March 28, 2009 and March 29, 2008, and the related consolidated cash flows for the thirty-nine week periods ended March 28, 2009 and March 29, 2008. These financial statements are the responsibility of the Company’s management.
     We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
     Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.
     We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Sysco Corporation and subsidiaries as of June 28, 2008, and the related consolidated results of operations, shareholders’ equity, and cash flows for the year then ended (not presented herein) and in our report dated August 26, 2008, we expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph relating to the Company’s adoption of the recognition and disclosure provisions, effective June 30, 2007, and the change in measurement date provision, effective July 1, 2007, of Statement of Financial Accounting Standard (SFAS) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)”, as well as the Company’s adoption of, effective July 1, 2007, FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes” (SFAS 109).
     In our opinion, the information set forth in the accompanying consolidated balance sheet as of June 28, 2008, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Ernst & Young LLP
Houston, Texas
May 1, 2009